UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    Form 8-K

                                CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 27, 2007



                            Pathfinder Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


      Federal                       000-23601                16-1540137
----------------------------    ---------------------    --------------------
(State or other jurisdiction     (Commission File No.)    (I.R.S. Employer
   of incorporation)                                      Identification No.)


                                   (315) 343-0057
                                  ----------------
              (Registrant's telephone number, including area code)



                                 Not Applicable
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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


Item  2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 27, 2007, Pathfinder Bancorp, Inc. issued a press release disclosing second quarter 2007 financial results. A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.


Exhibit No.                            Description
------------                           -----------
  99.1            Press Release of Pathfinder Bancorp, Inc. dated July 27, 2007

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 PATHFINDER  BANCORP,  INC.


Date:  July  27,  2007           By:  /s/  Thomas  W.  Schneider
----------------------                ----------------------------------------
                                      Thomas  W.  Schneider
                                      President  and  Chief  Executive Officer

EXHIBIT  INDEX

99.1        Earnings  release  dated  July  27,  2007  announcing
            June  30,  2007 earnings.

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


Exhibit 99.1


FOR  IMMEDIATE  RELEASE

CONTACT:     THOMAS  W.  SCHNEIDER  -  PRESIDENT,  CEO
             JAMES  A.  DOWD  -  SENIOR  VICE  PRESIDENT,  CFO
             TELEPHONE:  (315)  343-0057

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PATHFINDER  BANCORP,  INC.  ANNOUNCES  SECOND  QUARTER  EARNINGS

Oswego, New York, July 27, 2007 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $166,000, or $0.07 per diluted share, for the three months ended June 30, 2007 as compared to $303,000, or $0.12 per diluted share for the same period in 2006. For the six months ended June 30, 2007, the Company reported net income of $331,000, or $.13 per share, compared to $543,000, or $0.22 per share, for the same period in 2006.

"While the continuation of a flat to inverted yield curve continues to strain margins and interest rate spreads," stated Thomas W. Schneider, President and CEO, "the decline in 2007 earnings is more directly attributable to costs associated with preparing for and implementing the enhanced internal controls of
Section 404 of the Sarbanes Oxley Act, and with the Bank Secrecy Act/Anti-Money Laundering regulations. These increased regulatory burdens, combined with the interest rate environment have adversely impacted profitability and overcome the positive impacts from deposit and loan growth over the last year."

"Additionally", Schneider further stated, "we have been increasing our provision for loan losses to recognize our increased commercial lending activity and the slow down in the housing markets."

Net interest income for the quarter ended June 30, 2007, increased 2% when compared to the same period during 2006. Interest income increased $405,000, or 10%, offset by increased interest expense of $370,000, or 20%. Net interest rate spread decreased to 2.74% for the second quarter of 2007 from 2.93% for the same period in 2006. Average interest-earning assets increased 5% to $286.6 million for the quarter ended June 30, 2007 as compared to $273.5 million for the same quarter of 2006, and the yield on those assets increased 28 basis points to 6.09% compared to 5.81% for the same period in 2006. The increase in average earning assets is primarily attributable to an $11.3 million increase in the average loan portfolio and a $7.6 million increase in interest earning deposits, offset by a decrease in average investment securities of $5.7 million. Average interest-bearing liabilities increased $8.1 million and the cost of funds increased 47 basis points to 3.35% from 2.88% for the same period in 2006. The increase in the average balance of interest-bearing liabilities resulted primarily from a $19.8 million increase in average deposits, offset by an $11.7 million decrease in borrowed funds.

Provision for loan losses for the quarter ended June 30, 2007 increased to $75,000 from $1,000 for the same period in 2006. The increased provision is reflective of the increased risk inherent with the growing commercial loan portfolio. The Company's ratio of allowance for loan losses to period end loans increased to 0.76% at June 30, 2007 as compared to 0.74% at December 31, 2006. Nonperforming loans to period end loans have increased slightly to 0.61% at June 30, 2007 from 0.57% at December 31, 2006.

Non-interest income, exclusive of gains and losses from the sale of securities, loans and foreclosed real estate, increased to $684,000 for the quarter ended June 31, 2007 compared to $611,000 for the same quarter in the prior year. The increase in non-interest income is primarily attributable to an increase in service charges on deposit accounts, investment services revenue and fees associated with the Bank's Visa Debit card usage.

Net losses from the sale of securities, loans and foreclosed real estate for the quarter ended June 30, 2007 decreased $12,000 when compared to the same quarter of 2006.

Non-interest expense increased $217,000, or 9%, for the quarter ended June 30, 2007 when compared to the same period in the prior year. Professional and other services expense increased $110,000 primarily from consulting expenses associated with the on-going SOX 404 process review, a customer base risk analysis for BSA compliance and a direct mail campaign aimed at attracting new deposit customers. Salaries and employee benefits increased $91,000 primarily from increased commissions paid to mortgage originators and investment services representatives, combined with normal merit based salary increases. Data processing expenses increased $46,000 primarily due to an increase in Internet banking costs, customer check processing and ATM processing charges and maintenance charges. These increases were offset by a $47,000 decrease in other expenses primarily due to a reduction in costs associated with foreclosed real estate properties as the number of properties decreased to 7 from 13 in the comparable quarter of 2006. Additionally, audit and exam and travel and training expenses were lower when compared to the second quarter of 2006.

On March 22, 2007, the Company entered into a trust-preferred issuance for $5.0 million, adjustable quarterly at a 1.65% spread over the 3-month LIBOR. The Company used the proceeds from that issuance to retire its original trust preferred obligation on June 27, 2007, at its first call date. The original obligation was for $5.0 million, adjustable quarterly at a spread of 3.45% over the 3-month LIBOR. The new issuance and retirement of the original trust preferred obligation will result in an approximate pre-tax annual savings of $90,000 to the institution.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached.

--------------------------------------------------------------------------------

Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

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


                                                  PATHFINDER BANCORP, INC.
                                                    FINANCIAL HIGHLIGHTS
                                       (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                       For the three months           For the six months
                                                              ended June 30,               ended June 30,
                                                                 (Unaudited)                  (Unaudited)
--------------------------------------------------------------------------------------------------------
                                                           2007        2006            2007         2006
--------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
  Interest and dividend income                          $ 4,337     $ 3,932         $ 8,606      $ 7,797
  Interest expense                                        2,223       1,853           4,371        3,601
--------------------------------------------------------------------------------------------------------
    Net interest income                                   2,114       2,079           4,235        4,196
  Provision for loan losses                                  75           1             125           23
--------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses   2,039       2,078           4,110        4,173
  Noninterest income                                        691         606           1,282        1,199
  Noninterest expense                                     2,527       2,310           4,985        4,721
--------------------------------------------------------------------------------------------------------
    Income before taxes                                     203         374             407          651
Provision for income taxes                                   37          71              76          108
--------------------------------------------------------------------------------------------------------
    Net income                                            $ 166     $   303         $   331      $   543
========================================================================================================


KEY EARNINGS RATIOS
  Return on average assets                                 0.21%       0.40%           0.21%        0.36%
  Return on average equity                                 3.15%       5.85%           3.14%        5.19%
  Return on average tangible equity (A)                    3.88%       7.33%           3.87%        6.49%
  Net interest margin (tax equivalent)                     2.99%       3.11%           3.00%        3.12%


SHARE AND PER SHARE DATA
  Basic weighted average shares outstanding           2,483,532   2,463,132       2,482,557    2,463,132
  Basic earnings per share                              $  0.07     $  0.12         $  0.13      $  0.22
  Diluted earnings per share                               0.07        0.12            0.13         0.22
  Cash dividends per share                               0.1025      0.1025           0.205        0.205
  Book value per share                                        -           -            8.36         8.35


                                                       (Unaudited)                   (Unaudited)   (Unaudited)
                                                          June 30,     December 31,     June 30,      June 30,
                                                             2007            2006          2006          2005
--------------------------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
  Assets                                              $   304,556   $     301,382   $   296,953   $   310,471
  Earning assets                                          277,020         274,083       267,520       277,927
  Total loans                                             205,726         203,209       192,850       187,943
  Deposits                                                254,825         245,585       232,071       237,239
  Borrowed Funds                                           20,410          26,360        36,260        43,260
  Trust Preferred Debt                                      5,155           5,155         5,155         5,155
  Shareholders' equity                                     20,761          20,850        20,579        21,678

ASSET QUALITY RATIOS
  Net loan charge-offs (annualized) to average loans         0.06%           0.11%         0.05%         0.09%
  Allowance for loan losses to period end loans              0.76%           0.74%         0.86%         1.00%
  Allowance for loan losses to nonperforming loans         123.42%         127.65%       117.51%        92.61%
  Nonperforming loans to period end loans                    0.61%           0.57%         0.73%         1.08%
  Nonperforming assets to total assets                       0.56%           0.54%         0.78%         0.94%
